June 29, 2001


FRANKLIN TEMPLETON INTERNATIONAL TRUST
One Franklin Parkway
San Mateo, CA 94403


Gentlemen:

      We propose to acquire the shares of beneficial interest (the "Shares") of each Class ("class") of Templeton Global Long-Short Fund (the "Fund"), a series of Franklin Templeton International Trust (the "Trust"), as indicated in the chart below.


Fund and Class              #Shares            Price/Share              Total
--------------------------------------------------------------------------------
Templeton Global
Long-Short Fund -           100,000             $10.00           $1,000,000
Class A

--------------------------------------------------------------------------------
Templeton Global
Long-Short Fund -           100,000             $10.00           $1,000,000
Class B

Total                                                            $2,000,000
--------------------------------------------------------------------------------

      We will purchase the Shares in a private offering prior to the effectiveness of the Form N-1A registration statement filed by the Trust on behalf of the Fund under the Securities Act of 1933. The Shares are being purchased as the initial advance in connection with the operations of the Fund.

      We consent to the filing of this Investment Letter as an exhibit to the Form N-1A registration statement of the Trust.


Sincerely,

FRANKLIN RESOURCES, INC.


By:   /s/Murray L. Simpson
         Executive Vice President